Exhibit 10.12

January 18, 2012

Saiid Zarrabian

PO Box 675765

Rancho Santa Fe, CA 92067

Re: Carve Out Plan Benefits

Dear Saiid,

This letter confirms our agreement with respect to certain benefits related to your services as a member of the Board of Directors (the “Board”) of Ambit Biosciences Corporation (the “Company” or “Ambit”).

Carve-Out Benefits.

(i) Success Fee. If at any time while you are serving as a member of the Board pursuant to that certain letter agreement dated June 17, 2009 (or during the six (6) month period after termination of your service as a member of the Board if such service shall have been terminated without Cause (defined below)) and prior to the Success Fee Expiration Date (defined below), a Covered Transaction (defined below) that either (a) meets the Price Minimum (defined below) or (b) for which the Board has waived the Price Minimum, shall have been consummated, you shall be eligible to receive, subject to the terms of this letter agreement, a payment (the “Success Fee”) in an amount equal to your Vested Equity Percentage Interest (defined below) multiplied by the Aggregate Gross Proceeds (defined below) actually paid or distributed pursuant to such Covered Transaction to Ambit’s stockholders and holders of options, warrants or other rights to Preferred Stock or Common Stock by reason of their ownership thereof and/or paid or distributed directly to Ambit. Notwithstanding the foregoing, however, the amount of any Success Fee payable to you shall be reduced dollar-for-dollar by any Aggregate Gross Proceeds actually paid to you pursuant to such Covered Transaction by reason of your equity position in Ambit, whether by common stock ownership, the exercise or cash-out of stock options or otherwise. In no event will the Success Fee be payable with respect to any Covered Transaction other than the first Covered Transaction that occurs following the date of this letter agreement.

(ii) Payment of Success Fee. Any Success Fee to which you become entitled hereunder shall be paid in the same forms (i.e., in cash, stock and/or other property) and in the same proportions as the Aggregate Gross Proceeds are paid by the acquirer in such Covered Transaction to Ambit’s stockholders or Ambit, as applicable. Any securities that are issued to you as part of a Success Fee payment will be subject to the same or similar restrictions as imposed by the acquiring company on the securities distributed to Ambit’s stockholders or

Ambit, as applicable, on the terms set forth in the agreement pursuant to which the Covered Transaction occurs. Except as provided in subsections (iii) and (iv) below, any Success Fee to which you become entitled hereunder shall be paid within ten (10) business days after the Aggregate Gross Proceeds are paid to Ambit’s stockholders and holders of options, warrants or other rights to Preferred or Common Stock Preferred or, in the case of an asset sale, are paid to Ambit, but in no event later than thirty (30) days following the Closing (defined below) of the Covered Transaction.

(iii) Payments of Unvested Contingent Consideration Amounts. If and to the extent the Aggregate Gross Proceeds include any Contingent Consideration (defined below), the Success Fee payable with respect thereto (i.e., a pro-rata portion of the Success Fee) will be Unvested Consideration (defined below). In addition, and for clarity, if at the closing of a Covered Transaction the Price Minimum has not been met but by reason of the payment of Contingent Consideration following the Closing the Price Minimum is thereafter met (such applicable date is the “Success Fee Vesting Date”), the Company and its successor shall ensure that you receive a Success Fee catch-up payment, and any future related payments of Contingent Consideration, as if the Price Minimum had been met upon the Closing. If applicable, such initial catch-up payment shall be made to you no later than thirty (30) days following the Success Fee Vesting Date. If the Conditions (defined below) to payment of a portion of the Contingent Consideration are satisfied, the related portion of the Unvested Consideration will be paid to you within ten (10) business days after such portion of the Contingent Consideration is paid to Ambit or its stockholders but in no event later than the earlier of (A) thirty (30) days following the date on which the applicable Condition is satisfied, or (B) the fifth (5th) anniversary of the Closing. If as of the fifth (5th) anniversary of the Closing any Unvested Consideration would otherwise continue to remain subject to outstanding Conditions on payment, you shall be paid such portion of the Unvested Consideration related to such Conditions, subject to any reduction made by the Board based on the Fair Market Value (as of the fifth (5th) anniversary of the Closing) of the Unvested Consideration as a result of the existence of the Conditions (that is, the present value of the pro-rata portion of the Success Fee that may be earned upon satisfaction of the Conditions), in a lump sum on the fifth (5th) anniversary of the Closing. If the Price Minimum is not met prior to the fifth (5th) anniversary of the Closing, then in no event will you receive payment of any Success Fee.

(iv) The following provisions in this subsection (iv) shall apply only if the Price Minimum is met upon the Closing. To the extent that a Condition, when applied to the Success Fee, would not constitute a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)), such that the Unvested Consideration related to such Condition would not be reasonably likely to be payable in compliance with either Treasury Regulation Section 1.409A-1(b)(4) or Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), or to the extent the Board determines the Unvested Consideration is not otherwise payable in compliance with or under an exemption from Section 409A, you shall be paid the portion of the Unvested Consideration related to such Condition, subject to any reduction made by the Board based on the Fair Market Value (as of the Closing) of the Unvested Consideration as a result of the existence of the Conditions (that is, the present value of the Success Fee that may be earned upon satisfaction of the Conditions), in a lump sum on the thirtieth (30th) day following the Closing.

(v) Additional Definitions. For all purposes of this letter agreement, the following terms have the following meanings:

“Aggregate Gross Proceeds” means, in the case of a Covered Transaction other than the sale of all or substantially all of Ambit’s assets, the sum of (i) the aggregate amount actually paid or distributed, directly or indirectly, to Ambit stockholders as consideration for those securities in consummation of such Covered Transaction plus (ii) the aggregate amount paid in such Covered Transaction to the holders of stock options, warrants or other stock rights relating to Ambit’s Preferred or Common Stock as consideration for those securities in consummation of such Covered Transaction. The amount of the Aggregate Gross Proceeds determined as aforesaid shall be determined in good faith by the Board. In the case of a Covered Transaction that is the sale of all or substantially all of Ambit’s assets, “Aggregate Gross Proceeds” shall mean the amount determined by the Board in good faith that would be distributed to the holders of (i) Ambit’s Preferred and Common Stock and (ii) stock options, warrants or other stock rights relating to Ambit’s Preferred or Common Stock if all of the assets of Ambit were sold for their fair market value and all of the liabilities paid (and adequate provision made for liabilities of Ambit) and any net proceeds distributed to such holders.

“Cause” means “cause” within the meaning of Section 141(k) of the Delaware General Corporation Law.

“Code” means Internal Revenue Code of 1986, as amended.

“Closing” will mean the initial closing of the Covered Transaction as defined in the definitive agreement executed in connection with the Covered Transaction. In the case of a series of transactions constituting a Covered Transaction, “Closing” means the first closing that satisfies the threshold of the definition for a Covered Transaction.

“Conditions” mean the same conditions (including but not limited to any escrow arrangement, indemnity obligation, or earn-out) on payment imposed on the Company and/or its stockholders with respect to their rights to the Contingent Consideration.

“Contingent Consideration” means consideration payable with respect to a Covered Transaction after the closing of such Covered Transaction to the Company and/or its stockholders, the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims.

“Covered Transaction” means the occurrence, in a single transaction or in a series of related transactions of the first to occur of the following events that also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulations Section 1.409A-3(i)(5): (1) a merger or consolidation of the Company in which the Company’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares; (2) a sale of all or substantially all of the Company’s assets or (3) a sale or other transfer of shares of the Company’s capital stock as a result of which the Company’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares, other than a transaction involving the issuance of shares by the Company primarily for the purpose of raising capital for the Company.

“Fair Market Value” will be the value determined by the Board as of the applicable date in its sole discretion in accordance with Section Code 409A to the extent applicable, and such determination will be final and binding.

“Price Minimum” means that the assets distributable or payable to the holders of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or the holders of shares of Common Stock issued upon conversion of the Series D-2 Preferred Stock and Series D-3 Preferred Stock) pursuant to a Covered Transaction have a fair market value as determined in good faith by the Board at least equal to, in the aggregate, the product of (A) $0.89 (as adjusted for any stock splits, dividends and the like after the date hereof) and (B) the total number of shares of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or such shares of Common Stock, as applicable) outstanding immediately prior to such Covered Transaction. If the assets so distributable or payable with respect to a Covered Transaction do not equal or exceed the Price Minimum as of the closing thereof but subsequently, by reason of the payment of Contingent Consideration, do equal or exceed the Price Minimum, then such Covered Transaction shall be deemed, retroactively as of such closing, to have met the Price Minimum (and the Company and any successor shall ensure that all applicable payments shall be made to you as if the Price Minimum had been met as of such closing).

“Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect.

“Success Fee Expiration Date” means the date that Ambit shall have consummated an initial public offering of shares of Ambit’s common stock for the account of Ambit pursuant to a Registration Statement on Form S-1 (or successor form) filed with and declared effective by the United States Securities and Exchange Commission.

“Unvested Consideration” means the portion of the Success Fee that is subject to the same Conditions on payment of Contingent Consideration as are imposed on Ambit or its stockholders generally.

“Vested Equity Percentage Interest” means the percentage of the fully-diluted capitalization of Ambit as of immediately prior to the closing of a Covered Transaction represented by all shares of Ambit’s Common Stock then owned by you or that are issuable upon the conversion, exercise, or exchange of any outstanding options, warrants or other securities then owned by you, but in each case only to the extent such Common Stock, options, warrants and other securities are (i) then vested and not subject to any repurchase right in favor of Ambit or (ii) will become vested and not subject to any such repurchase right by reason of the consummation of such Covered Transaction.

Parachute Payment.

In the event the benefits provided by this letter agreement (the “Payment”), when aggregated with any other payments or benefits received by you, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting a “parachute payment” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the manner that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit for you, the items so reduced will be reduced pro rata. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

The accounting firm engaged by Ambit for general tax purposes shall perform the foregoing calculations. Ambit shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and Ambit within seven (7) business days after the date on which your right to a Payment is triggered (if requested at that time by you or Ambit) or at such earlier time as requested by you or Ambit. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and Ambit with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and Ambit.

In the event the payment of any amounts pursuant to this letter agreement would result in your being subject to an Excise Tax (without giving effect to any reduction in such payments to the Reduced Amount), at your request in your sole discretion, Ambit will use its commercially reasonable best efforts to obtain a vote of the stockholders of Ambit approving such payments in the manner set forth in Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder such that the payments would not be subject to the Excise Tax if the required stockholder approval is obtained. In the event you so request that such a vote be taken, you agree to execute a waiver and enter into such additional agreements as may be reasonably requested by Ambit in relation thereto, including, without limitation, agreeing that the portion of such payments that would otherwise, if made, result in your becoming liable for the Excise Tax will not be made if the required stockholder approval is not obtained.

Section 409A Compliance.

It is intended that each installment of the payments provided under this letter agreement is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that the Success Fee payment satisfies, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Success Fee payment complies, and the terms of this letter agreement be interpreted to the greatest extent possible as consistent, with the requirements of Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” or as payable upon a permitted specified date and/or payment event in compliance with the requirements of Section 409A.

If the foregoing correctly conforms to your understanding of the agreement between you and Ambit, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

AMBIT BIOSCIENCES, INC.

/s/ Alan Fuhrman
Alan Fuhrman Chief Financial Officer

Accepted and agreed:

/s/ Saiid Zarrabian
Saiid Zarrabian